EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Announces Closing of Public Offering of Common Stock
Houston, Texas - July 20, 2012, Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) announced today the closing of its previously announced underwritten public offering of common stock. The size of the offering had been increased from the previously announced 20,000,000 shares of common stock to 28,000,000 shares, which were sold to the public at a price per share of $14.05.
The net proceeds of the offering, after deducting underwriting discounts and estimated offering expenses, were approximately $380.3 million. Cheniere intends to use the net proceeds from the offering, along with available cash, to repay the $204.6 million principal amount outstanding of the 2.25% convertible notes due August 1, 2012, for capital expenditures on the Creole Trail Pipeline and for general corporate purposes.
The offering was made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission (the “Securities and Exchange Commission”). Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC served as representatives to the underwriters in the offering.
Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana.  Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal.  Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts.  Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.
CONTACTS:
Investors: Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259